June 30, 2010

To: Board of Directors, Silver Sky Capital, Ltd.

Re: Registration Statement on Form S-1 (the "Registration Statement")

Gentlemen:

We have acted as your counsel in connection with the registration of  2,500,000 shares of Common stock of Silver Sky Capital, Ltd. (“Silver Sky”) $0.001 par value (the "Company Shares") issuable by the Company to purchasers on the terms and conditions set forth in the Registration Statement (collectively, the “Shares”).

In that connection, we have examined original copies, certified or otherwise identified to our satisfaction, of such documents and corporate records, and have examined such laws or regulations, as we have deemed necessary or appropriate for the purposes of the opinions hereinafter set forth.

Based on the foregoing, we are of the opinion that:

1. Silver Sky is a corporation duly organized and validly existing under the laws of the State of Nevada.

2. The Shares covered by the Registration Statement to be sold pursuant to the terms of the Registration Statement have been duly authorized and, upon the sale thereof in accordance with the terms and conditions of the Registration Statement will be validly issued, fully paid and non-assessable.

We hereby consent to be named in the Prospectus forming Part I of the aforesaid Registration Statement under the caption, "Legal Matters" and the filing of this opinion as an Exhibit to the Registration Statement.

Sincerely,

/s/ Vincent & Rees, L.C.

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Vincent & Rees, L.C.